Inuvo, Inc. Fourth Quarter & Full Year 2020 February 11, 2021

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2020 Fourth Quarter and Full Year Conference Call. Today’s conference is being recorded. Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.
Valter Pinto (Investor Relations) Comments:

Thank you, operator and good afternoon.

I’d like to thank everyone for joining us today for the INUVO fourth quarter and full year 2020 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

I would like to start by letting listeners know that as of today, and as a consequence of the COVID-19 pandemic, our office in San Jose, California remains closed. In our Little Rock facility, we continue to rotate small groups in and out of the office, on a voluntary basis, in a manner that limits the potential risk of infection through interaction with colleagues.

We would also like to remind our shareholders that we anticipate filing our 10K with the Securities and Exchange Commission this evening.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Inuvo, Inc. Fourth Quarter & Full Year 2020 February 11, 2021

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Valter, and thanks everyone for joining us today.

For the three months ended December 31, 2020, we delivered roughly $12.9 million in Revenue up 40% sequentially, another strong quarterly indicator, following Q3’s 21% sequential growth, that the business continues to recover from the impacts of COVID-19 following the low point in May.

Of that $12.9 million, ValidClick delivered $9.3 million, an increase of 48.5% sequentially and the IntentKey delivered $3.6 million, an increase of 22% sequentially. ValidClick was still down 40% year-over-year in the quarter, however the IntentKey was up significantly at 34% year-over-year in the fourth quarter.

For the full year, the company delivered $44.6 million, down roughly 27% year-over-year. As we have mentioned in the past, the ValidClick business, which contributed roughly $34.2 million of annual revenue in 2020 was hardest hit by COIVD-19 but as can be seen from the Q3 and Q4 2020 trajectory, has been recovering strongly and barring any unforeseen additional COVID issues in 2021, would be expected to be roughly back to its pre-COVID 2019 revenue run rate in 2021.

The IntentKey delivered $10.4 million of revenue in the year, growing 22% year-over-year despite COVID and we would expect this product line to continue its double-digit growth rates overall in 2021. For the IntentKey in 2020, we believe COVID effectively constrained the growth rate of the product.

Inuvo, Inc. Fourth Quarter & Full Year 2020 February 11, 2021

Both of our product lines serve the marketing and advertising industry. There are pockets within this industry, like Insurance or home refinancing that have continued to do well in spite of COVID and others, like travel and entertainment that have lagged. We expect to return to a more predictable market sometime in the second half of 2021.

ValidClick gross profit, after traffic acquisition costs, was down roughly 35% in 2020, a consequence of the COVID impact on Revenue, however the Intentkey gross profit was up almost 90% in 2020, a reflection of the steady increase in gross margins that occurred throughout the year in this product line.

Adjusted EBITDA in the fourth quarter of 2020 was approximately $340 thousand and for the full year was a loss of roughly $2.4 million.

The ValidClick business has historically been a strong contributor to cash flow and it is in a rare category of marketing and advertising business models where the risk of collections is relatively low, and the majority of the payables go out after receivables are collected.

The business was up over 100% in December versus its low in May of 2020. Most importantly, the primary relationships in this business with Google and Yahoo are secure with one of them having been renewed in 2020 and the other in the final signatures renewal process.

For ValidClick, COVID offered the opportunity to rethink both the go-to-market and the revenue concentration for the business in 2020 so we could come into 2021 with a business better focused on the future rather than the past.

Consequently, we have increased our direct marketing capabilities, which in turn has provided greater control over traffic acquisition, allowed for a tighter integration with our publishing platform and positions the business well as it continues to recover, to do so at higher margins.

Revenue mix within the business has, by design, changed dramatically in 2020. As of December 2020, revenue generated from ValidClick was roughly a third from each of Google and Yahoo and a third from a collection of other demand sources. This compares to

Inuvo, Inc. Fourth Quarter & Full Year 2020 February 11, 2021

December 2019, where Yahoo was 70% of the revenue.

For 2021, and to ensure the ValidClick business recovery continues, our Chief Operating Officer has taken on a more direct role in the day-to-day activities of the business and its important partnerships.

The market for the services of this business measures in the tens of billions of dollars annually and we believe there are no issues with respect to this businesses ability to continue to scale and thus return and ultimately surpass its pre-COVID cash contributions to the enterprise.

The IntentKey has continued to deliver outstanding results for clients throughout 2020. We know in head-to-head tests against the competition, we are likely to win. Our job now is to continue building a world class sales and account management team around this unique and proprietary product.

The reason we win is because our AI creates audiences in near real-time that only we know exist and therefore we are able to message those audiences, on behalf of our clients, before our competitors.

We ran 251 campaigns for clients in 2020 and approximately 40% of those campaigns were new within the year. In the fourth quarter, we exceeded our client’s goals on campaigns by roughly 36%.

For the year, we exceeded client goals by 46% on average. Since the goals our clients give us are likely based on the performance of our competitors, these accomplishments are a proxy for how much better the IntentKey is versus that competition.

Throughout 2020, the sales team closed many new brands across a variety of industry verticals, which itself is a testament to the technologies ability to identify and reach audiences regardless of the product or service being offered by the client.

With the launch of our Software as a Service version of the platform in 2021, we significantly

Inuvo, Inc. Fourth Quarter & Full Year 2020 February 11, 2021

expand the market size for the IntentKey by allowing clients who do not require a fully managed service to adopt the core differentiating components of the platform, which are the AI, modeling and data.

Coming out of 2020, we now have new clients in retail, non-profit, automotive, casinos, pharmaceuticals and tourism. We sourced a record number of RFP’s in the third and fourth quarters of 2020 and the pipeline for 2021 looks healthy.

COVID’s impact remains unknown, but typically the first quarter of a new year is our slowest quarter as marketers reassess their budgets for the year.

Since we’ve not gone through a quarter where our business cycle was combined with the lagging impacts of a pandemic, we do not know how this will impact the distribution of client media spend throughout the year. You will recall that COVID’s impact last year really began for us in April & May of the second quarter and as a result, we have no past experience beyond that to guide us.

Technically, we made a number of major advancements in 2020 that position us well for 2021 and beyond.

The first of these advancements was the launch of our real-time solution. While our AI was able to identify audiences quickly, the infrastructure that supports delivery of Ads was not.

We significantly improved this part of our technology and I’m pleased to report that we can now process up to a staggering 100 billion transactions per day and have the capability to act on in-market audiences within 5 minutes of their identification, which is well ahead of our competitors.

Our technology was designed from the get-go to be anonymous and not dependent on third party cookies for targeting, albeit while they remain available, we will use them. In 2020, we successfully tested and have now deployed a version of the core AI engine that does not use those cookies without a material change in performance. We are positioned well for any

Inuvo, Inc. Fourth Quarter & Full Year 2020 February 11, 2021

coming changes in privacy as that situation evolves.

And finally, and well ahead of our projections, we launched a SaaS version of the platform in January of 2021. Up through the end of 2020, we sold the IntentKey as a managed service and while this had the benefits of greater control over campaigns, it limited the market for the sale of the product by excluding sales to prospects who wanted to run those campaigns themselves. This is now no longer the case.

The SaaS version is expected to expand our market potential while doing so at higher gross margins. The product was successfully client tested at scale in the fourth quarter of 2020.

Before I turn the call over to Wally, I want to address strategy. We now have roughly $18 million dollars of cash, no debt and an unused credit facility of $5 million dollars and we have a market capitalization around $200 million.

Strategically, our focus is to use our strong financial position to accelerate the growth of the IntentKey. As such, we have retained an Investment Banking firm to help us identify, qualify and purchase acquisition candidates, including advertising agencies and consulting firms, which have clients that could benefit from the insights and performance gains existing Intentkey clients have experienced. I should note that many of our IntentKey clients are digital marketing Agencies.

Not only would potential acquisitions get us client’s relationships that would be expected to grow because of improved performance, but it would also allow us to eliminate the costs within the acquired business that are related to technology the Intentkey would replace and as a result would likely lead to increase margins within the acquired business.

We have already proven this model out with a small business we acquired in 2019. We experienced both an improvement in client retention and margin.

I would now like to turn the call over to Wally for a more detailed assessment of our financial

Inuvo, Inc. Fourth Quarter & Full Year 2020 February 11, 2021

performance within the quarter.

Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. I will recap the financial results of our fourth quarter of 2020.

As Rich mentioned, Inuvo reported revenue of $12.9 million for the quarter ended December 31, 2020; this compares to $18.2 million reported in the fourth quarter of last year.

The decrease in this year’s revenue is due to lower ValidClick revenue which in the fourth quarter this year was $9.3 million compared to $15.5 million in the same quarter last year.

This lower ValidClick revenue was due to reduced advertising budgets associated with the COVID pandemic. In spite of reporting lower year over year revenue, ValidClick’ s recovery began in June following May’s low, and by December, was up 116% off that low.

IntentKey revenue was 34% higher in the fourth quarter this year compared with last year. The IntentKey represented 28% of overall fourth quarter revenue this year compared to 17% last year.

Inuvo Gross Margins increased in the fourth quarter to 83% compared to 70% in the same quarter last year due primarily to a decision to bring in-house historically outsourced campaign delivery services for ValidClick thus improving cost effectiveness and control.

In addition, the IntentKey gross margins increased to 45% in the fourth quarter compared to 41% in fourth the prior year contributing to the higher overall gross margin improvement. Going forward, we expect IntentKey gross margins to continue to improve as we have launched the SaaS version where margins are expected to be in the 90% neighborhood.
Operating expenses were $12.6 million in the fourth quarter of 2020 compared to $14.1 million the prior year, a decrease of $1.5 million.

Inuvo, Inc. Fourth Quarter & Full Year 2020 February 11, 2021

The largest component of operating expense is marketing costs. Marketing costs are predominantly traffic acquisition costs associated with ValidClick. It is the largest expense associated with the ValdClick platform.

Marketing costs were $8.3 million in the fourth quarter this year compared to $10.1 million in the same quarter last year. The $1.8 million lower expense this year compared to last year is primarily due to lower ValidClick revenue as well as to a decision to bring in-house traffic acquisition services.

Compensation expense was $2.4 million in the fourth quarter this year compared to $2.0 million in the prior year primarily due to higher employee salary cost. Our full-time employment was 71 at December 31 2020 compared to 61 at December 31, 2019.

The increase in the year-over-year head count is primarily due to hiring traffic acquisition professionals as a result of bringing that function in-house, as previously mentioned. This added cost is expected to be made up in ValidClick net margin. We are actively recruiting for various positions with a focus on sales and account management professionals for the IntentKey and we expect compensation expense to increase in 2021 as a result.

Selling, general and administrative expense decreased $80 thousand in the fourth quarter this year compared to the prior year due primarily to $259 thousand lower IT costs where we completed the first phase of our computing facilities consolidation program earlier this year. The IT savings for the full year were over $600 thousand.

We now have 3 data centers and are in the process of further consolidation with another data center closing soon. These savings are related to the real time project Rich referenced in his remarks. This savings was partially offset by higher public company and legal expenses due to holding two shareholders meetings, a special shareholder meeting in October and a regular meeting in December.

Inuvo, Inc. Fourth Quarter & Full Year 2020 February 11, 2021

For our facilities, the pandemic has allowed us to reconsider our work policies and since our Little Rock facility lease was expiring, we recently decided to reduce the square footage in half so as to structure a go-forward model for employees that has an at-home and at-work component. We believe this is the future.

Net interest was $2 thousand income in the fourth quarter of 2020 compared to $29 thousand expense in the same quarter last year.

We had other income of $1.1 million in the fourth quarter of this year primarily due to the Small Business Administration forgiving the Payroll Protection Program (PPP) loan we acquired in April. Other income in the fourth quarter last year was $92 thousand and was associated with the change of the fair market value of the derivative liability associated with convertible promissory notes.

We reported net loss of $715 thousand or 1¢ per basic share compared to a $859 thousand net loss or 2¢ per basic share in the same quarter last year. For the year, we had a net loss of $7.3 million, which included $4.5 million of non-cash items.

The adjusted EBITDA for the quarter ended December 31, 2020 was a $347 thousand compared to a loss of $574 thousand last year. For the full year, we had a loss of $2.4 million.

At December 31, 2020, we had cash and cash equivalents of $7.9 million and a net working capital of $5.8 million. The only debt at December 31st was a $150 thousand SBA loan which we have since paid off. In addition, we have a $5 million working capital line of credit which currently has no outstanding balance. We maintain a simple cap structure with only common stock and employee restricted stock units through an equity incentive plan.

In January we completed two underwritten public offerings for 19 million shares of common stock, raising gross proceeds of $14,250,000. The additional funds will be used for working capital, building the IntentKey sales force and facilitating the acquisition strategy described by Rich.

Inuvo, Inc. Fourth Quarter & Full Year 2020 February 11, 2021

Our recent capital raise activity has brought new institutional shareholders to the company, replaced all of our debt and at the same time, our shareholders have enjoyed a rising stock price.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally, we’ve seen a steady upwards trend in our business since its Covid impacted low point in May of this year.

We’ve seen the ValidClick business recover strongly in Q3 and Q4 2020 and would expect that business to be back to its 2019 financial performance in 2021 baring any remaining unforeseen COVID issues.

We’ve seen the IntentKey continue to grow in 2020 despite COVID and would expect that business to continue growing into the future.

And finally, we see an opportunity to accelerate growth of the IntentKey while also taking advantage of our strong financial position by exploring acquisitions that bring with them clients who meet the Intentkey client profile and we have retained an Investment bank to help us execute on this strategy.

I will now turn the call over to the operator for questions.

Richard Howe Final Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.